SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                     ______________________________________

                                    FORM 8-K
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report (date of earliest event reported):  October 5, 1999

                    ATLANTIC CITY BOARDWALK ASSOCIATES, L.P.
                      ____________________________________
         (Exact name of registrant as specified in its charter)

  New Jersey                      33-27399                         22-2469174
 (State or other                (Commission                       (IRS Employer
 jurisdiction of                File Number)                      Identification
  incorporation)                                                     Number)

    Indiana Avenue & the Boardwalk
    Atlantic City, New Jersey                                  08401
   (Address of principal executive offices)                 (Zip Code)

                         Registrant's telephone number,
                       Including area code: (609) 340-3400








     This Current Report contains 3 pages.

          Item 3. Bankruptcy or Receivership

          On October 5, 1999, Atlantic City Boardwalk Partnership, L.P. (the "Partnership") filed a petition for reorganization in the United States Bankruptcy Court, District of New Jersey under Chapter 11 of the United States Bankruptcy Code.

          The Partnership owns the land, buildings, parking facility and non-gaming depreciable, tangible property (collectively, "Hotel Assets") of The Claridge Hotel and Casino ("Claridge") located in Atlantic City, New Jersey. The Partnership leases the Hotel Assets to The Claridge at Park Place, Incorporated ("New Claridge"), a wholly-owned subsidiary of The Claridge Hotel and Casino Corporation ("Corporation"), under operating leases.

          As previously reported, the ability of the Partnership to continue to fulfill its obligations was dependent upon the ability of New Claridge to continue to make rental payments when due. The Corporation has experienced recurring losses and deterioration in its cash flow since 1996 which has affected the Corporation's ability to continue to meet its obligation to pay interest on the $85 million of First Mortgage Notes due 2002 ("Notes"). As a result, the Corporation did not pay the interest due August 2, 1999 on the Notes, and, on August 16, 1999, the Corporation and New Claridge filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. The Trustee for the noteholders has alleged that the Partnership's rights to receive rent, pursuant to an assignment of leases under the mortgage, terminated. This and others developments in the Corporation and New Claridge bankruptcy cases made it impossible for the Partnership to continue to meet its obligations, and the Partnership has now also filed for Bankruptcy Court protection.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ATLANTIC CITY BOARDWALK ASSOCIATES, L.P.


                                    By:  /s/Anthony C. Atchley
                                         Anthony C. Atchley, President

     Dated:  October 7, 1999